Agreement no. PS26-013 Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential. AMENDMENT AGREEMENT NO. 3 This Amendment Agreement 2 to the License, License Assignment and Service Agreement PS19-022 (“Amendment”) is between Volvo Car Corporation, 556074-3089, a corporation organized and existing under the laws of Sweden (“Licensor”) and Polestar Performance AB, 556653-3096, a corporation organized and existing under the laws of Sweden (“Licensee”). Each of Licensor and Licensee is hereinafter referred to as a “Party” and jointly as the “Parties”. BACKGROUND A. The Parties have entered into a License, License Assignment and Service Agreement on 30 June 2019 (PS19-022), Amendment Agreement on 19 June 2019 (PS19-037) and Amendment Agreement No. 2 on 24 December 2024 (PS24-104) (the “Agreement”). B. The Parties now wish to amend the Agreement to the extent set out below. C. Now, therefore, the Parties agree as follows: 1. SCOPE OF AMENDMENT 1.1 The Agreement will be deemed amended to the extent herein provided and will, except as specifically amended, continue in full force and effect in accordance with its original terms. In case of any discrepancy between the provisions of this Amendment and the Agreement, the provisions of this Amendment shall prevail. Any definitions used in this Amendment shall, unless otherwise is stated herein, have the respective meanings set forth in the Agreement. 1.2 The amendments to the provisions in the Agreement as stated in Section 2 below, such provisions highlighted for ease of reference in bold italics, shall come into force on the date this Amendment is signed by the last Party to sign it (as indicated by the date associated with that Party’s signature) (“Effective Date”). 1.3 As of the the Effective Date of this Amendment the technical content listed in Section 2 below shall no longer be considered part of the deliveries under the Agreement. For the sake of clarity Volvo will not be obligated to deliver the technical content listed in Section 2 below. 2. AMENDMENTS 2.1 Appendix 1 of the Agreement shall be updated according to below: [***]

Agreement no. PS26-013 3. GENERAL PROVISIONS 3.1 This Amendment is and should be regarded and interpreted as an amendment to the Agreement. The validity of this Amendment is therefore dependent upon the validity of the Agreement. 3.2 No amendment of this Amendment will be effective unless it is in writing and signed by both Parties. A waiver of any default is not a waiver of any later default and will not affect the validity of this Amendment. 3.3 Sections 17 and 18 of the Agreement shall apply to this Amendment as well. 3.4 The Parties may execute this Amendment in counterparts, including electronic copies, which taken together will constitute one instrument. This Amendment may be executed and delivered by email and upon such delivery the portable document format signature will be deemed to have the same effect as if the original signature had been delivered to the other Party. ______________________________ [SIGNATURE PAGE FOLLOWS]

Agreement no. PS26-013 This Amendment has been signed electronically by both Parties. VOLVO CAR CORPORATION POLESTAR PERFORMANCE AB By: Helen Hu By: Jonas Engström Printed Name: Printed Name: ______ Title: General Councel Title: COO Date: 31st March 2026 Date: 31st March 2026 By: Fredrik Hansson By: Anna Rudensjö Printed Name: Printed Name: _____________ Title: CFO Title: General Councel Date: 31st March 2026 Date: 31st March 2026